                                                                    EXHIBIT 99.2
                                                           FOR IMMEDIATE RELEASE

                     COMMUNICATION INTELLIGENCE CORPORATION
                     REPORTS EARNINGS FOR THIRD QUARTER 2000

                    PROFITABLE FOR THE FIRST TIME IN HISTORY


REDWOOD SHORES, CA, OCTOBER 31, 2000 -- (Nasdaq: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leading supplier of natural input and electronic signature solutions, today announced earnings for the third quarter of 2000 and results for the nine month period ended September 30, 2000.

Revenues for the three months ended September 30, 2000, increased 19% to $2.35 million as compared to $1.96 million for the corresponding quarter of the prior year. The Company reported a net profit applicable to common stockholders of $106,000 for the three months ended September 30, 2000, as compared to a net loss applicable to common stockholders of $430,000 for the corresponding quarter of the prior year. The increase in revenue was primarily attributable to an increase in licensing and royalty revenues of 84%. The increases in net profit was further enhanced by a decrease in operating costs and expenses of 9% from the prior quarter, which were primarily related to decreases in cost of goods sold related to the Company's aftermarket revenues. The basic and diluted income per share was $0.001 on approximately 84.5 million weighted average common shares outstanding for the three months ended September 30, 2000 as compared to a basic and diluted loss of $0.005 per share on approximately 79.6 million weighted average common shares outstanding for the corresponding quarter of the prior year.

Revenues for the nine months ended September 30, 2000 increased 7% to $4.97 million as compared to $4.65 million for the corresponding period of the prior year. The net loss applicable to common stockholders for the nine months ended September 30, 2000 increased to $1.91 million as compared to a net loss of $1.29 million for the corresponding nine months of the prior year. The increase in net loss for the nine months ended September 30, 2000 was primarily attributable to a 13% increase in operating costs and expenses, approximately 70% of which involves increases in product development, sales and marketing related programs and investor related activity. The basic and diluted loss per share was $0.023 on approximately 83.9 million weighted average common shares outstanding for the nine months ended September 30, 2000 as compared to a basic and diluted loss of $0.016 per share on approximately 79.4 million weighted average common shares outstanding for the corresponding period of the prior year.

Guido DiGregorio, President and CEO stated, "I am pleased to report profitability for the first time in the history of the company and, based on current order activity, we believe we will achieve our objective of sustained sales and earning growth. These results reflect our strategy, over the past two years, of focusing our product development, sales efforts and marketing related programs on emerging, fast growth applications where we can leverage our electronic signature and natural input technologies."

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the Company's products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Selected financial information follows. Detailed corporate and financial information is available on CIC's website at http:www.cic.com.

THE COMPANY

Communication Intelligence Corporation (CIC) is the leading supplier of natural input and electronic signature solutions for wireless Internet and e-Commerce applications. The Company's core software technologies include multilingual handwriting recognition systems, dynamic signature verification, natural messaging, and operating system extensions that enable pen input. CIC's products are designed to increase the ease of use, functionality, and security of wireless electronic devices ranging from handheld companions to cellular phones. Ericsson, Fujitsu, Hitachi, Microsoft, Mitsubishi, National Semiconductor and Symbian among others have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at www.cic.com

Note: All company and product names used herein are trademarks or registered trademarks of their respective owners.

CONTACT INFORMATION

FINANCIAL INQUIRIES:                                PRESS INQUIRIES:
--------------------                                ----------------

Marjorie Bailey                                     Lou Podover
Phone: 650-802-7779                                 650-802-7708
Email: mbailey@cic.com                              PRESSROOM@CIC.COM

                     COMMUNICATION INTELLIGENCE CORPORATION

            SELECTED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        Three Months Ended                      Nine Months Ended
                                                            (unaudited)                            (unaudited)
                                                      09/30/00           09/30/99           09/30/00             09/30/99
                                                  ---------------    --------------- --- --------------     -----------------
Revenues                                            $    2,346         $    1,966           $    4,973         $    4,649

Net income (loss) applicable to common
stockholders                                        $      106         $     (430)          $   (1,909)        $   (1,294)


Basic and diluted income (loss)
per common share                                    $    0.001         $   (0.005)          $   (0.022)        $   (0.016)

Weighted average common shares
outstanding                                             84,538             79,586               83,970             79,410



                 SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                                 (IN THOUSANDS)

                                                                             09/30/00
                                                                           (unaudited)                12/31/99
                                                                         ----------------        -----------------
              Cash & cash equivalents                                       $    2,613           $      2,374

              Total current assets                                          $    4,233           $      4,205

              Deferred revenue                                              $       48           $         35

              Total current liabilities                                     $    1,062           $      1,151

              Total stockholder's equity                                    $    2,189           $      2,349

